Exhibit 99.02
                                  PRESS RELEASE

CONTACT: Karen Chrosniak, Director of Investor Relations
         1-877-496-6704

                       CENTURY COMMUNICATIONS CORPORATION
                  FILES PETITION FOR CHAPTER 11 REORGANIZATION

COUDERSPORT, Pa., June 10, 2002 - Century Communications Corporation ("Century"), an indirect, wholly-owned subsidiary of Adelphia Communications Corporation (OTC: ADELA), filed a voluntary petition for relief today under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

The bankruptcy filing was made to protect Century's fifty percent interest in Century-ML Cable Venture (the "Joint Venture"), a joint venture that owns and operates cable television systems serving the cities of San Juan, Levittown, Toa Alta, Catano and Toa Bajo, Puerto Rico, against attempts by ML Media Partners, L.P. ("ML") to foreclose on Century's fifty percent interest in the Joint Venture.

ML, the other fifty percent partner in the Joint Venture, has notified Century that it intends at the start of business Tuesday, June 11, 2002 to seize management control of the Joint Venture and foreclose on Century's fifty percent interest in the Joint Venture unless the Joint Venture or Adelphia completed the purchase of ML's 50% interest in the Joint Venture for $275 million by the close of business on Monday, June 10.

In response to ML's threatened foreclosure, Century sought, but was not able to obtain, a temporary restraining order in the Supreme Court of the State of New York that would have prevented ML from foreclosing on Century's 50% interest in the Joint Venture and seizing management control. The Chapter 11 bankruptcy filing was made following the failure to obtain the temporary restraining order on Monday afternoon.

Adelphia Chairman and interim CEO Erland Kailbourne said, "We had hoped that we would not have to seek bankruptcy protection for Century and we took every reasonable step to resolve the situation without a filing. With all the critical issues facing this Company, I'm deeply disappointed in ML's action, which we believe would likely impair these valuable assets and could prejudice other stakeholders. Despite our continuous, good faith efforts to reach an agreement with ML, it has taken actions that left Century with no other choice but to seek the protection of the bankruptcy court to avoid the wrongful seizure of a valuable asset.

"I want to assure Adelphia's employees and customers in Puerto Rico that the bankruptcy filing will not interfere with the Company's continued ability to serve them. I'd also like to thank our employees and customers in Puerto Rico for their continued loyalty and assure them that under the protection of the bankruptcy court, we will continue to provide the high quality, reliable service that they are accustomed to."

About Adelphia

Adelphia Communications Corporation, with headquarters in Coudersport, Pennsylvania, is the sixth-largest cable television company in the country.

Certain statements in this press release are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements as a result of various factors which are discussed in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic and business conditions, acquisitions and divestitures, the availability and cost of capital, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance and customer spending patterns, the Company's ability to execute on its business plans and to construct, expand and upgrade its networks, risks associated with reliance on the performance and financial condition of vendors and customers, technological developments, changes in the competitive environment in which the Company operates, and matters relating to or in connection with the recent bankruptcy filings and proceedings of Adelphia Business Solutions, Inc. These risks and uncertainties also include matters arising out of the Company's delay in filing with the Securities and Exchange Commission its Form 10-K for the year ended December 31, 2001 and its Form 10-Q for the quarter ended March 31, 2002, liquidity short falls arising out of defaults under loan agreements and indentures, the announced delisting of the Company's common stock by Nasdaq, pending derivative and class action lawsuits, and matters arising out of the pending internal investigation by the Special Committee of the Board of Directors of the Company. Additional information regarding risks, uncertainties and other factors that may affect the business and financial results of Adelphia can be found in the Company's filings with the Securities and Exchange Commission, including its recently filed Current Reports on Form 8-K, the most recently filed Quarterly Report on Form 10-Q, the Form 10-K for the year ended December 31, 2000, and the most recent prospectus supplement filed under Registration Statement No. 333-64224, under the section entitled "Risk Factors" contained therein. The Company does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.